EXHIBIT 99.1

Adept Technology Reports Fiscal Year 2015 Fourth Quarter and Full Year Results

PLEASANTON, Calif., Aug. 31, 2015 (GLOBE NEWSWIRE) -- Adept Technology, Inc. (Nasdaq:ADEP), a leading provider of intelligent robots, autonomous mobile solutions and services, today announced its fiscal 2015 fourth quarter and full year financial results.

Fiscal 2015 Fourth Quarter Highlights

  Released the Hornet 565, a new high-speed, competitively priced packaging robot.
  Signed two new distributors in Southeast Asia for mobile products: Techmetics Solutions and Shanghai Micro Electronics Equipment Co., Ltd.
  Added 2 new distributors in North America.
  Raised $8 million in registered direct offering.

"Fourth quarter revenues of nearly $14 million were within our expectations despite headwinds from the strong dollar. We saw continued progress in the quarter in our mobile business, which contributed 22% to total revenue, grew 88% year over year, and now has 61 customers," said Rob Cain, Adept's President and CEO. "During the quarter, we also released the Lynx Cart Transporter to beta. We also released the new Hornet parallel industrial robot product which has the best price/performance capability in the market and positions us for significant incremental revenue. Geographically, sales in Asia grew over 40% year-over-year in the fourth quarter, while sales in Europe and the U.S. declined approximately 15% and 20%, respectively. Europe was negatively impacted by the strong dollar as it grew over 7% on a Euro basis. We are disappointed with our performance in the U.S. and have taken several actions, including new leadership. With improvements in the U.S., the historical strength of Europe and the growth opportunities for Asia and mobile, we remain very optimistic for Adept."

Fourth Quarter Fiscal 2015 Results

  Revenues for the fourth quarter of fiscal 2015 were $13.9 million, compared with $14.3 million in 2014. Excluding the impact of changes in foreign currency rates, revenue increased 8% in the quarter.
  Gross margin was 39.0%, compared with 46.3% in 2014. Excluding the impacts of changes in foreign currency rates, gross margin declined 280 basis points in the quarter.
  Total operating expenses were $7.0 million, compared with $7.1 million in 2014.
  The Company's operating loss for the fourth quarter was $1.5 million, compared with $0.5 million in 2014.
  GAAP net loss attributable to common shareholders was $1.4 million, or $0.10 per share, compared with a net loss of $0.4 million, or $0.03 per share, in 2014.
  Non-GAAP adjusted EBITDA loss was $1.1 million in the 2015 fourth quarter, compared with an adjusted EBITDA of $0.3 million in 2014. A discussion of this non-GAAP measure and reconciliation to the applicable GAAP measure is included below.
  Adept's cash and cash equivalents at June 30, 2015 totaled $8.7 million, compared with cash and cash equivalents of $7.6 million at June 30, 2014, and the Company had no outstanding balance on its credit facility.

Fiscal 2015 Results

  Revenues for fiscal 2015 were $54.2 million, compared with $57.5 million in 2014. Excluding the impact of changes in foreign currency rates, revenue declined 1% for the year.
  Gross margin was 42.0%, compared with 46.3% in 2014. Excluding the impacts of changes in foreign currency rates, gross margin declined 250 basis points for the year.
  Total operating expenses were $27.6 million, compared with $27.0 million in 2014.
  The Company's operating loss was $4.8 million, compared with $0.3 million in 2014.
  GAAP net loss attributable to common shareholders was $5.0 million, or $0.38 per share, compared with a net loss of $0.8 million, or $0.07 per share, in 2014.
  Non-GAAP adjusted EBITDA loss was $3.3 million, compared with an adjusted EBITDA of $3.1 million in 2014.

Quarterly Conference Call (August 31, 2015)

Rob Cain, President and Chief Executive Officer, and Seth Halio, Chief Financial Officer, will host an investor conference call on Monday, August 31, 2015 at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time), to review the Company's financial and operating performance for the fourth quarter and full year of fiscal 2015. The call can be accessed by dialing 1-888-337-8169. International callers can dial 1-719-325-2420. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. In addition, the conference call will be available over the Internet at www.adept.com in the Investor Relations section. A webcast archive will also be available following the call's conclusion until the Company reports its financial results for its first quarter of fiscal 2016. The call may include statements regarding the Company's anticipated future financial performance and operational activities. These statements will be forward-looking, and actual results may differ materially. The Company intends to continue its practice of not updating forward-looking statements.

Company Profile

Adept is a global, leading provider of intelligent robots, autonomous mobile solutions and services that enable customers to achieve precision, speed, quality and productivity in their assembly, handling, packaging, testing, and logistical processes. With a comprehensive portfolio of high-performance motion controllers, application development software, vision-guidance technology and high-reliability robot mechanisms with autonomous capabilities, Adept provides specialized, cost-effective robotics systems and services to high-growth markets including medical, electronics, food and semiconductor; as well as to traditional industrial markets including machine tool automation and automotive components. More information is available at www.adept.com. All trade names are either trademarks or registered trademarks of their respective holders.

Use of Non-GAAP Financial Information

In addition to presenting GAAP net income (loss), we present non-GAAP adjusted EBITDA (loss), which we define as earnings before (to the extent otherwise applicable) interest expense, income taxes, depreciation and amortization, intangibles and goodwill impairment charges, merger and acquisition related expenses, stock compensation expense, and restructuring charges as a relevant measure of performance approximating operating cash flow, a metric commonly used among technology companies. We believe that this provides meaningful supplemental information to our investors regarding our ongoing operating performance. Adjusted EBITDA (loss) should be considered in addition to, and not as a substitute for, GAAP measures of financial performance. For more information on our adjusted EBITDA (loss) please see the table captioned "Reconciliation of GAAP net income (loss) to Adjusted EBITDA (loss)" below. While we believe that adjusted EBITDA (loss) is useful as described above, it is incomplete and should not be used to evaluate the full performance of the Company or its prospects. Although historically infrequent, unpredictable and significantly variable and thus included in this adjustment, mergers and acquisitions expenses may occur in the future if additional acquisitions are pursued. Further, while we have incurred restructuring expense in the past, this is not a routine aspect of our operating activities and varies in amount and effect. Additionally, stock-based compensation has been, and will continue to be, a recurring expense as an important incentive component of employee compensation. GAAP net income (loss) is the most complete measure available to evaluate all elements of our performance. Similarly, our Consolidated Statement of Cash Flows, as presented in our filings with the Securities and Exchange Commission, provides the full accounting for how we have decided to use resources provided to us from our customers and shareholders.

Forward Looking Statements

This press release contains forward-looking statements including, without limitation, statements about our expectations about stabilization of our business, performance of our products, new opportunities in our markets, and our ability to grow our customer base, revenues, and cash flow. Such statements are based on current expectations and projections about the Company's business. These statements are not guarantees of future performance and involve numerous risks and uncertainties that are difficult to predict. The Company's actual results could differ materially from those expressed in forward-looking statements for a variety of reasons, including but not limited to factors affecting our fluctuating operating results that are difficult to forecast or outside our control; our limited liquidity due to historical operating losses and negative cash flow; risks related to the growth of our business consistent with our long-term model in a new and rapidly changing environment; the effect of the current state of the manufacturing sector and other businesses of our customers; the effectiveness and unintended consequences of our restructuring actions and other expense-related matters; changes in our management team; the impact of acquisitions and strategic plans on our cash resources and operations, the Company's inability to accurately forecast or react quickly to changes in demand for our products; seasonality of results, particularly in Europe; risks of technical and commercial acceptance of the Company's new or current products; the costs of international operations, sales and suppliers and the impact of foreign currency exchange; the cyclicality of capital spending of the Company's customers and lack of long-term customer contracts; the highly competitive nature of and rapid technological change within the intelligent automation industry; the lengthy sales cycles for the Company's products; the Company's increasing investment in markets that are subject to increased regulation; risks associated with outsourced manufacturing and single sources of supply; potential delays associated with the development and introduction of new products; and potential costs of regulatory compliance.

For a discussion of risk factors relating to Adept's business, see Adept's SEC filings, including the Company's annual report on Form 10-K for the fiscal year ended June 30, 2015, which includes the discussion in Management's Discussion and Analysis of Financial Condition and Results of Operations and Risk Factors.

CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 30, 2015	June 30, 2014

ASSETS
Current assets:
Cash and cash equivalents	$ 8,508	$ 7,600
Restricted cash	78	194
Accounts receivable	10,585	10,974
Inventories	10,419	10,296
Other current assets	432	545
Total current assets	30,022	29,609
Property and equipment, net	1,396	1,082
Goodwill	1,493	1,493
Other intangible assets, net	552	796
Other assets	294	90
Total assets	$ 33,757	$ 33,070

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 5,447	$ 7,709
Accrued payroll and related expenses	2,397	2,235
Accrued warranty expenses	854	897
Deferred revenue	142	644
Accrued income tax, current	—	10
Other accrued liabilities	509	848
Total current liabilities	9,349	12,343
Long-term liabilities	297	560
Total liabilities	9,646	12,903
Stockholders' equity	24,111	20,167
Total liabilities and stockholders' equity	$ 33,757	$ 33,070

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended June 30,		Year ended June 30,
	2015	2014	2015	2014
Revenues	$ 13,882	$ 14,260	$ 54,195	$ 57,540
Cost of revenues	8,468	7,655	31,441	30,920
Gross margin	5,414	6,605	22,754	26,620
	39.0%	46.3%	42.0%	46.3%
Operating expenses:
Research, development and engineering	1,952	1,578	7,365	6,758
Selling, general and administrative	4,940	5,327	19,705	19,806
Amortization of other intangible assets	61	61	244	244
Legal settlement	—	159	260	159
Total operating expenses	6,953	7,125	27,574	26,967
Operating loss	(1,539)	(520)	(4,820)	(347)
Foreign currency exchange gain (loss)	(76)	149	(463)	350
Interest income (expense), net	(35)	(2)	(46)	5
Other income	—	2	—	2
Income (loss) before income taxes	(1,650)	(371)	(5,329)	10
Provision for (benefit from) income taxes	(240)	39	(320)	349
Net loss	(1,410)	(410)	(5,009)	(339)

Effects of redeemable convertible preferred stock:
Accretion of preferred stock to redemption value	—	43	—	(239)
Dividends allocated to preferred stockholders	—	—	—	(203)
Net loss attributable to common stockholders	$ (1,410)	$ (367)	$ (5,009)	$ (781)

Net loss per share attributable to common stockholders:
Basic	$ (0.10)	$ (0.03)	$ (0.38)	$ (0.07)
Diluted	$ (0.10)	$ (0.03)	$ (0.38)	$ (0.07)
Number of shares used in computing net loss per share attributable to common stockholders:
Basic	13,558	13,035	13,205	11,718
Diluted	13,558	13,035	13,205	11,718

Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA (Loss)
(in thousands)

	Three months Ended June 30,		Year Ended June 30,
	2015	2014	2015	2014

Net loss	$ (1,410)	$ (410)	$ (5,009)	$ (339)
Interest income (expense), net	(35)	(2)	(46)	5
Provision for (benefit from) income taxes	(240)	39	(320)	349
Depreciation and amortization	247	274	1,030	1,095
Stock compensation expense	240	382	924	2,022
Adjusted EBITDA (loss)	$ (1,128)	$ 287	$ (3,329)	$ 3,122
CONTACT: Seth Halio
         Chief Financial Officer
         925-245-3400
         Investor.relations@adept.com